Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWER,

PREFERENCES AND RIGHTS

OF

SERIES C CONVERTIBLE PREFERRED STOCK OF

WOUND MANAGEMENT TECHNOLOGIES, INC.

___________________

Pursuant to Section 21.155 of the

Texas Business Organizations Code
___________________

Wound Management Technologies, Inc. (the “Corporation”), a corporation organized and existing under the Texas Business Organizations Code (the “Code”),

DOES HEREBY CERTIFY:

A.           That, pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article Four of the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), the Board of Directors duly adopted at a meeting held on October 1, 2013, a resolution providing for the creation of a series of preferred stock, par value $10.00 per share, consisting of 100,000 shares, which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article Four of the Articles of Incorporation, the Board of Directors hereby creates a series of preferred stock, par value $10.00 per share, of the Corporation, and hereby fixes the designations, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, of the shares of such series, in addition to those set forth in the Articles of Incorporation, as set forth in the Certificate of Designations, Number, Voting Power, Preferences and Rights of Series C Convertible Preferred Stock of the Corporation attached hereto (the “Series C Certificate”) designating 100,000 shares of the Preferred Stock as Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and setting forth the designations, rights, and preferences of the Series C Preferred Stock, including provisions for the conversion of shares of Series C Preferred Stock into shares of the Corporation’s Common Stock, par value $0.001 per share.

(1) Definitions.  As used herein:

“Automatic Conversion Date” means October 10, 2018.

“Board” means the Board of Directors of the Corporation.

“Certificate of Designations” means the Certificate of Designations, Number, Voting Power, Preferences and Rights of Series C Convertible Preferred Stock of the Corporation.

“Code” means the Texas Business Organizations Code.

“Common Stock” means (i) the class of stock designated as the common stock of the Corporation as of January 1, 2013, or (ii) any other class of stock resulting from successive changes or reclassification of such stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value.

“Issuance Consideration” means the consideration received by the Corporation for the issuance of a single share of the Series C Preferred Stock (subject to adjustment in the event of a stock split, stock dividend, recapitalization or the like).  The Issuance Consideration is initially $70.00 per share.

“Liquidation Event” shall mean any liquidation, dissolution or winding-up of the Corporation or, unless otherwise determined by the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, a merger, consolidation or reorganization of the Corporation in which the holders of the Corporation’s outstanding voting securities immediately prior to such transaction will hold less than a majority of the Corporation’s outstanding voting securities after such transaction, or a sale of all or substantially all of the assets of the Corporation.

“Liquidation Preference” shall have the meaning ascribed thereto in Paragraph 3 below.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

(2) Dividends.

(a) From and after the applicable date for issuance of shares of Series C Preferred Stock (the “Series C Preferred Stock Original Issue Date”), each holder of shares of Series C Preferred Stock shall be entitled to receive dividends at the following rates: (i) during the period of October 10, 2013 until October 10, 2016, five percent (5%) per annum of the Issuance Consideration paid for shares of Series C Preferred Stock held by such holder; and (ii) during the period of October 11, 2016 until October 10, 2018, three percent (3%) per annum of the Issuance Consideration paid for shares of Series C Preferred Stock held by such holder, subject in either case of (i) or (ii) above to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock, which shall accrue on such shares of Series C Preferred Stock (the “Series C Accruing Dividend”), and which shall be payable, at the option of the Corporation, in either cash or in shares of Common Stock (for purposes thereof, the shares of Common Stock issued as a Series C Accruing Dividend will be valued at $0.07 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock).  The Series C Accruing Dividend shall accrue from day to day beginning on the applicable date of issuance of shares of Series C Preferred Stock, whether or not earned or declared, and shall be cumulative.

(b) The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation unless the holders of the Series C Preferred Stock shall first receive a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to the amount of accrued, but unpaid Series C Accruing Dividends on such share of Series C Preferred Stock (the “Series C Dividend Preference”).

(c)           After compliance with subsection (b) above, in the event the Board shall declare a cash dividend payable upon the outstanding shares of Common Stock out of funds of the Corporation legally available therefore pursuant to the Code (“Legally Available Funds”), the Board shall at the same time declare a dividend payable on each share of Series C Preferred Stock equal to the amount of the dividend payable on the number of shares of Common Stock into which each such share of Series C Preferred Stock could then be converted into pursuant to the provisions of Section 5 below (regardless of whether or not such shares could legally be converted at such time), such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

(3) Preference on Dissolution, Liquidation or Winding Up.

(a) In the event of the occurrence of a Liquidation Event, the holders of Series C Preferred Stock shall be entitled to receive, in preference to the holders of Series A Convertible Preferred Stock of the Corporation, Series B Convertible Redeemable Preferred Stock of the Corporation, the Common Stock or any other class of stock or series thereof ranking junior to the Series C Preferred Stock with respect to the distribution of assets, an amount equal to the product of the number of shares of Series C Preferred Stock held multiplied by the Issuance Consideration, plus an amount equal to all dividends accrued and unpaid thereon (including interest accrued thereon, if applicable) to the date fixed for distribution, and no more (the “Liquidation Preference”).  If Legally Available Assets for distribution upon the occurrence of a Liquidation Event are insufficient to satisfy in full the Liquidation Preference, then the Liquidation Preference shall be reduced to such amount as can be satisfied out of the Legally Available Assets, and such amounts shall be paid to the holders of the Series C Preferred Stock on a pro rata basis (based on the number of shares of Series C Preferred Stock held).

(b) Written notice of the occurrence of a Liquidation Event, stating a payment date and the place where the distributable amounts shall be payable shall be given by mail, postage prepaid, not less than 20 days prior to the payment date stated therein, to the holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

(c) No payment on account of such Liquidation Event shall be made to the holders of any class or series of capital stock ranking on a parity with the Series C Preferred Stock in respect of the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Series C Preferred Stock like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

(4) Voting Rights.

(a) Except as otherwise provided in this Certificate of Designations, each holder of Series C Preferred Stock shall be entitled to vote on all matters submitted for a vote of the holders of Common Stock a number of votes equal to the number of full shares of Common Stock into which such holder’s shares of Series C Preferred Stock could then be converted pursuant to the provisions of Section 5 below (regardless of whether or not such shares could legally be converted at such time), such number to be determined as of the record date for the determination of holders of Common Stock entitled to vote on any such matter, or, if no record date is fixed, then the record date for determination of holders of Series C Preferred Stock entitled to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which such meeting is held.  Except as otherwise required in this  Certificate of Designations or by the Code, the holders of the Series C Preferred Stock shall vote with the holders of outstanding Common Stock and any other preferred shares entitled to vote on any such matter, and not as a separate class or series.

(b) In addition to any vote or consent of shareholders required by law, the approval of the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a class, shall be required for the Corporation (i) to amend the Articles of Incorporation of the Corporation (the “Articles of Incorporation”) or the Certificate of Designations to increase the authorized number of shares of Series C Preferred Stock; (ii) to amend, repeal or change any of the provisions of the Certificate of Incorporation or the Certificate of Designations in any manner that would alter or change the powers, preferences or special rights of the shares of Series C Preferred Stock so as to affect them adversely, including without limitation changing the voting percentage required for approval by the holders of Series C Preferred Stock of the foregoing matters; or (iii) otherwise to restrict the rights, preferences or privileges of the Series C Preferred Stock.

(5) Conversion Rights.  The shares of Series C Preferred Stock may be converted into shares of Common Stock on the terms and conditions set forth in this Section 5:

(a) Upon written notice from a holder to the Corporation, each share of Series C Preferred Stock shall be convertible at the option of the holder thereof, at any time and from time to time, in the manner set forth herein, into 1,000 shares of Common Stock (the “Conversion Rate”), which Conversion Rate shall be subject to adjustment as provided below in this Section 5.  Written notice of a holder’s conversion election shall be given by first-class mail, postage prepaid, to the Corporation at its principal office.  Such notice shall state the date upon which the conversion is to occur, which date shall not be less than five business days from the date of the notice.  Upon surrender of the certificates for the shares of Series C Preferred Stock to be converted (properly endorsed or assigned for transfer), the Corporation shall cause certificates representing shares of Common Stock to be issued in the name of the holder of such other Person as the holder may specify in writing.  All share amounts set forth in this Section 5 shall be appropriately adjusted for stock splits, stock dividends, recapitalizations and the like.

(b) On the Automatic Conversion Date, each share of Series C Preferred Stock will automatically be converted into shares of Common Stock at the then applicable Conversion Rate (the “Automatic Conversion Event”).  As soon thereafter as possible, the Corporation will deliver to each holder of Series C Preferred Stock shares of Common Stock deliverable upon the Automatic Conversion Event.  Notwithstanding anything to the contrary set forth above, all shares of Series C Preferred Stock shall be deemed to be converted and cancelled as of the date of the Automatic Conversion Event.

(c) Notwithstanding anything in this Section 5 to the contrary, shares of Series C Preferred Stock may not be converted into shares of Common Stock until such time as the Corporation has increased the number of the Corporation’s authorized shares of Common Stock from 100,000,000 shares to at least 250,000,000 shares and filed an amendment to the Articles of Incorporation to reflect such increase; it being agreed and understood that the Corporation shall cause such increase of its authorized shares to occur on or before June 30, 2014.

(d) Upon conversion of any Series C Preferred Stock, all accrued and unpaid dividends on the Series C Preferred Stock so converted shall be paid in cash or in shares of Common Stock as provided in Section 2(a) above.

(e) If the Corporation shall at any time (i) pay or make a dividend or other distribution on any class or series of capital stock of the Corporation in Common Stock, (ii) subdivide (by means of a stock split or otherwise) its outstanding Common Stock into a larger number of shares or (iii) combine (by means of a reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior thereto shall be adjusted so that each share of Series C Preferred Stock shall thereafter be convertible into the number of shares of Common Stock which the holder of one share of Series C Preferred Stock would have held immediately following the happening of any of the events described in (i) - (iii) above had such stock been converted into Common Stock immediately prior to the record date, if any, in the case of a dividend, distribution, subdivision or combination with respect to which the Corporation has fixed a record date for the determination of shareholders entitled to receive such dividend, distribution, subdivision or combination or, if no such record date has been fixed, the effective date of such dividend, distribution, subdivision or combination.  An adjustment made pursuant to this subsection (d) shall be effected at the time such dividend or distribution is made or paid or such subdivision or combination is effected and shall be effective retroactively with respect to conversions effected subsequent to any record date described in the immediately preceding sentence.

(f) In case at any time or from time to time the Corporation shall pay any dividend or make any other distribution to the holders of Common Stock of (i) any securities or property of any nature whatsoever (other than cash or as provided in subsection (d) above), or (ii) any warrants or other rights to subscribe for or purchase capital stock of the Corporation, then the Conversion Rate shall be adjusted to that number determined by multiplying the Conversion Rate immediately prior to such adjustment by a fraction (A) the numerator of which shall be the fair value (as determined in good faith by the Board) per share of Common Stock at the record date for such dividend or other distribution and (B) the denominator of which shall be such fair value per share of Common Stock minus the portion applicable to one share of Common Stock of the fair value (as determined in good faith by the Board) of any and all such securities or property to be distributed.  A reclassification of the Common Stock into Common Stock and shares of any other class of securities shall be deemed a distribution by the Corporation to the holders of its Common Stock of such other Common Stock and of such other class of securities within the meaning of this subparagraph and, if the outstanding Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Common Stock within the meaning of subsection (d) above.

(g) The following provisions of this subsection (f) shall also be applicable to the making of adjustments to the Conversion Rate:

(i) The adjustments required by this Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment shall be made (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in subsection (d) above) unless and until such adjustment either by itself or with other adjustments not previously made adds or subtracts at least 1/20th of a share to or from the Conversion Rate in effect immediately prior to the making of such adjustment.  Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made so soon as such adjustment, together with other adjustments required by this Section 5 and not previously made, would result in a minimum adjustment.  For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(ii) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(h) In the case of a merger, share exchange of all issued and outstanding shares of Common Stock, consolidation or the sale or conveyance of all or substantially all of the assets of the Corporation for which approval of the holders of the Common Stock is necessary, or in the case of any capital reorganization or any reclassification or similar change of the outstanding Common Stock (other than as at forth in subsection (c) above), each share of Series C Preferred Stock, if any, outstanding following such transaction shall thereafter be convertible into the kind and amount of securities or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change by a holder of the number of shares of Common Stock into which such Series C Preferred Stock might have been converted immediately prior to such merger, sale, conveyance reorganization, reclassification or change, assuming such holder of Common Stock failed to exercise his rights of election, if any, as to the kind and amount of stock or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change (provided that if the kind and amount of stock or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing shares”) then for the purpose of this subsection the kind and amount of stock or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change by each non-electing share shall be deemed to be the kind and amount so receivable by a plurality of the non-electing shares); and, in any such case, appropriate adjustments (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series C Preferred Stock to the and that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any stock or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.

(i) Whenever the Conversion Rate or terms of conversion are adjusted or readjusted as herein provided, the Corporation shall prepare a notice setting forth such adjustment or readjustment and showing in detail the facts upon which each adjustment or readjustment is based, and such notice shall forthwith be mailed by first class mail to the holders of shares of Series C Preferred Stock so affected at their last known address shown on the stock books of the Corporation.

(j) After such time as the Corporation has authorized but unissued shares of Common Stock equal to or exceeding the number of shares of Common Stock issuable upon conversion of all shares of Series C Preferred Stock: (i) the Corporation shall reserve and keep available, out of its authorized but unissued Common Stock or out of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the Series C Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series C Preferred Stock from time to time outstanding; and (ii) the Corporation shall from time to time in accordance with the Code increase the authorized amount of its Common Stock if at any time the authorized number of share of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Series C Preferred Stock outstanding from time to time.

(k) No fractional shares of Common Stock are to be delivered upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be deliverable in an amount equal to the same fraction of the current market price per share of Common Stock on the date of conversion, such current market price to be determined in good faith by the Board.

(l) The Corporation will pay any issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Common Stock on conversion of Series C Preferred Stock pursuant hereto.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(6) Notices of Record Date.  In the event that the Corporation shall propose at any time:

(a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(c) to merge, engage in a share exchange of all issued and outstanding shares of Common Stock  or consolidate with or into any other corporation (except for a Surviving Combination), or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

then, in connection with any such event, the Corporation shall send to the then holders of record of Series C Preferred Stock (the “Record Holders”): (i) in the case of the matters referred to in (a) and (b) above, at least ten (10) days prior written notice of  the earlier of the date of  record for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or the record date for determining rights to vote in respect of the matters referred to in (a) or (b) above; and  (ii)  in the case of the matters referred to in (c), at least ten (10) days prior written notice of the earlier of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) or the record date for determining rights to vote in respect of the matters referred to in (c)  above.

Each such written notice shall be delivered or given by first class mail, postage prepaid, addressed to the Record Holders at the address for each such holder as shown on the books and records of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed on behalf of the Corporation by its Chief Executive Officer on this 10th day of October, 2013.

/s/ Robert H. Lutz, Jr. Robert H. Lutz, Jr., Chief Executive Officer